EMPLOYMENT AGREEMENT

THIS AGREEMENT effective as of the 1st day of November, 2001:

BETWEEN:

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC., a company incorporated pursuant to the laws of the State of Nevada, of 4199 Lougheed Highway, Suites 200 and 201, Burnaby, British Columbia, Canada

(the "Company")

AND:

ROBERT G. MURRAY, businessman, having an address of 19812 Apian Way, Tampa, Florida 33549, United States of America

(the "Employee")

WHEREAS:

A. The Company has requested the assistance of the Employee in providing certain employment services, as described in Schedule "A" attached hereto; and

B. The Employee has agreed to provide such assistance and services to the Company in accordance with the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:

1. DUTIES AND DEVOTION OF TIME

1.1 Duties. During the term of this Agreement, the Employee will be responsible for the duties set out in Schedule "A" attached hereto (the "Duties").

1.2 Devotion of Time. The parties hereto acknowledge and agree that the work of the Employee is and will be of such a nature that regular hours are insufficient and impractical and occasions may arise whereby the Employee will be required to work more than eight (8) hours per day and/or five (5) days per week. It is also anticipated that the Employee may be required to work during evenings, Saturdays, Sundays and public holidays in order to properly perform the Duties. The Employee agrees that the consideration set forth herein will be in full and complete satisfaction for such work and services, regardless of when and where such work and services are performed. The Employee further releases the Company from any claims for overtime pay or other such compensation which may accrue to the Employee by reason of any existing or future legislation or otherwise. Notwithstanding the foregoing, the Company agrees that so long as the Employee properly discharges the Duties, the Employee may devote the remainder of his time and attention to other non-competing business pursuits.

1.3 Place of Work. The Employee will be based at the Employee's home office in Tampa, Florida, but hereby acknowledges and agrees that the Employee will be required, on reasonable notice by the Company (which may be delivered orally), to report for work at the Company's principal executive offices in Burnaby, British Columbia, Canada (or such other place as the Company may designate as its principal executive offices), at such times and for such periods as the Chief Executive Officer of the Company may in his or her sole discretion determine, acting reasonably with regard to the best interests of the Company.

1.4 Business Opportunities the Property of the Company. The Employee agrees to communicate immediately to the Company all business opportunities, inventions and improvements in the nature of the business of the Company which, during the term of this Agreement, the Employee may conceive, make or discover, become aware of, directly or indirectly, or have presented to him in any manner which relates in any way to the Company, either as it is now or as it may develop, and such business opportunities, inventions or improvements will become the exclusive property of the Company without any obligation on the part of the Company to make any payments therefor in addition to the salary and benefits herein described to the Employee.

1.5 No Personal Use. The Employee will not use any of the work the Employee performs for the Company for any personal purposes without first obtaining the prior written consent of the Company.

2. SALARY, BONUSES AND BENEFITS

2.1 Salary. In consideration of the Employee providing the services referred to herein, the Company agrees to pay the Employee an annual base salary (the "Base Salary") of One Hundred and Twenty Thousand Dollars ($120,000), less applicable deductions, payable in equal monthly instalments of Ten Thousand Dollars ($10,000), less applicable deductions, plus the performance bonus and stock options as set out below.

(a) Benefits. The Company will not be providing medical or extended health coverage.

2.2 Performance Bonus. The Company will pay to the Employee a performance bonus for the year ended December 31, 2002 (the "Performance Bonus Year") in such amount and upon such performance objectives as will be negotiated in good faith between the Company and the Employee. This performance bonus will be in the form of stock, or stock options, and cash.

2.3 Stock Options. Subject to section 2.4, the Company hereby agrees to grant to the Employee a total of One Hundred Fifty Thousand (150,000) stock options (the "Options"), each entitling the Employee to purchase one share of common stock in the capital of the Company. The Options will be granted pursuant to a stock option agreement to be entered into between the Company and the Employee, and will be subject to the following terms and conditions:

(a) the Options will vest on that date that is 12 months following the Option Effective Date and will be exercisable at an exercise price of $0.20 per share;

(b) the Options will not qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986; and

(c) the Options will terminate, to the extent not previously exercised, on that date that is two years following the Option Effective Date.

2.4 The Employee hereby acknowledges and agrees that:

(a) the grant of Options will be subject to the adoption by the Company of a new stock option plan; and

(b) the adoption of a new stock option plan, as well as the registration of such plan pursuant to a registration statement on Form S-8 under the Securities Act of 1933 may be subject to the consent of the holders of the Company's outstanding Series A 10% Senior Secured Convertible Notes;

in which event the Company hereby agrees to use its best efforts to obtain such consent. Upon obtaining the necessary consent, if any, the Company agrees to adopt a new stock option plan and to grant the options as at a date (the "Option Effective Date") as soon thereafter as practicable.

3. VACATION

3.1 Entitlement to Vacation. The Company acknowledges that the Employee will be entitled to an annual vacation of four (4) weeks. The Employee will use his best efforts to ensure that such vacation is arranged with the Company in advance such that it does not unduly affect the operations of the Company.

3.2 Increase in Vacation. The period set out in Section 3.1 above may be increased from time to time as agreed between the Employee and the Company.

4. REIMBURSEMENT OF EXPENSES

4.1 Reimbursement of Expenses. The Employee will be reimbursed for all reasonable out-of-pocket expenses incurred by the Employee in or about the execution of the Duties contained herein, including without limitation, all reasonable travel and promotional expenses payable or incurred by the Employee in connection with the Duties under this Agreement. All payments and reimbursements will be made within ten (10) days of submission by the Employee of vouchers, bills or receipts for such expenses.

4.2 Personal Expenses. Without limiting the generality of section 4.1, the parties hereby acknowledge and agree that if the Employee is required to travel from Tampa, Florida, to the Company's principal executive offices pursuant to section 1.3, the Employee will be entitled to reimbursement of:

(a) all reasonable travel expenses incurred by the Employee; and

(b) until such time that the Employee, acting reasonably, obtains suitable rental accommodation and a suitable vehicle for lease or purchase in British Columbia, all reasonable personal living expenses incurred by the Employee in British Columbia; provided that, for greater certainty:

(i) the Employee will cease being entitled to reimbursement for personal expenses incurred in British Columbia, except reasonable vehicle rental expenses, if he obtains suitable rental accommodation but is unable to find a suitable vehicle for lease or purchase; and

(ii) the Employee will continue being entitled to reimbursement for personal expenses incurred in British Columbia, except local transportation expenses, if he obtains a suitable vehicle for lease or purchase but is unable to find suitable rental accommodation.

5. CONFIDENTIAL INFORMATION, NON-COMPETE AND NON-SOLICITATION

5.1 Confidential Information. The Employee will not, either during the term of this Agreement or at any time thereafter, without specific consent in writing, disclose or reveal in any manner whatsoever to any other person, firm or corporation, nor will he/she use, directly or indirectly, for any purpose other than the purposes of the Company, the private affairs of the Company or any confidential information which he/she may acquire during the term of this Agreement with relation to the business and affairs of the directors and shareholders of the Company, unless the Employee is ordered to do so by a court of competent jurisdiction or unless required by any statutory or other legal authority.

5.2 Non-Disclosure Provisions. The Employee will be subject to the further non-disclosure provisions contained in Schedule "B" attached hereto and incorporated hereinafter by this reference.

5.3 Non-Competition and Non-Solicitation. The Employee agrees that during the period of the Employee's employment with the Company and for a period of twenty-four (24) months from the last payment of compensation to the Employee by the Company, the Employee will not engage in or participate in any business activity that competes, directly or indirectly, with the businesses of the Company in the United States or any other geographical location in which the Company carries on business.

5.4 Exception. Notwithstanding anything to the contrary contained herein the Employee may, without being deemed to compete, directly or indirectly, with the businesses of the Company own not more than twenty percent (20%) of any class of the outstanding securities of any corporation listed on a securities exchange or traded in the over-the-counter market.

5.5 Non-Solicitation. The Employee agrees that for a period of twenty-four (24) months following the termination of the Employee's employment for any reason whatsoever, the Employee will not, whether as principal, agent, employee, employer, director, officer, shareholder or in any other individual or representative capacity, solicit or attempt to retain in any way whatsoever any of the employees of the Company or its affiliates.

5.6 Provisions Survive Termination. The provisions of this Section 5 will survive the termination of this Agreement. It is the desire and the intent of the parties that the provisions of this Section 5 shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 5 is adjudicated unenforceable in any jurisdiction, such adjudication shall apply only in that particular jurisdiction in which such adjudication is made.

6. TERM

6.1 Term. This Agreement will remain in effect until terminated in accordance with any of the provisions contained in this Agreement.

7. TERMINATION

7.1 Termination by Employee. Notwithstanding any other provision contained herein, the parties hereto agree that the Employee may terminate this Agreement, with or without cause, by giving three (3) months' written notice of such intention to terminate.

7.2 Resignation or Cessation of Duties. In the event that the Employee ceases to perform all of the Duties contained herein, other than by reason of the Employee's death or disability, or if the Employee resigns unilaterally and on his own initiative from all of his positions, this Agreement will be deemed to be terminated by the Employee as of the date of such cessation of Duties or such resignation, and the Company will have no further obligations under Sections 2.1 and 2.2 hereof.

7.3 Termination by Company. The Company may terminate this Agreement at any time for cause, but no such termination will in any way affect the obligations of the Employee to the Company pursuant to Section 5 hereof. The parties further agree that except for termination for cause, the Company may not terminate this Agreement without payment to the Employee of a termination allowance equivalent to three (3) months of the Monthly Base Salary payable by the Company to the Employee, regardless of the date of termination. For purposes of this Section 7.3 and of the Employee's employment with the Company, "cause" shall include, without limitation, the following circumstances:

(a) if the Employee has committed a criminal offence involving moral turpitude or has improperly enriched himself at the expense of the Company;

(b) if the Employee, in carrying out his duties hereunder, (i) has been wilfully and grossly negligent, or (ii) has committed wilful or gross misconduct or, (iii) has failed to comply with an instruction or directive from the Board of Directors (and which is not otherwise cured within thirty (30) days);

(c) if the Employee has breached a material term of this Agreement (and which is not otherwise cured within thirty (30) days);

(d) if the Employee becomes bankrupt or in the event a receiving order (or any analogous order under any applicable law) is made against the Employee or in the event the Employee makes any general disposition or assignment for the benefit of his creditors; or

(e) if the Employee is diagnosed as being afflicted by chronic alcoholism or drug addiction.

7.4 Death. In the event of the death of the Employee during the term of this Agreement, this Agreement will be terminated as of the date of such death.

7.5 Disability. In the event that the Employee will during the term of this Agreement by reason of illness or mental or physical disability or incapacity be prevented from or incapable of performing the Duties hereunder, then the Employee will be entitled to receive the remuneration provided for herein at the rate specified hereinbefore for the period during which such illness, disability or incapacity continues.

8. RIGHTS AND OBLIGATIONS UPON TERMINATION

8.1 Rights and Obligations. Upon termination of this Agreement, the Employee will deliver up to the Company all documents, papers, plans, materials and other property of or relating to the affairs of the Company, which may then be in its or the Employee's possession or under his control.

9. CURRENCY

9.1 Currency. Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

10. NOTICES AND REQUESTS

10.1 Notices and Requests. All notices and requests in connection with this Agreement will be deemed given as of the day they are received either by messenger, delivery service, or mailed by registered or certified mail with postage prepaid and return receipt requested and addressed as follows:

(a) if to the Company:

Merlin Software Technologies International, Inc.

4199 Lougheed Highway
Suites 200 and 201
Burnaby, British Columbia V5C 3Y6
Canada
Attention: President
Facsimile: (604) 320-7277

with a copy to:

CLARK, WILSON
Suite 800-885 West Georgia Street
Vancouver, British Columbia V6C 3H1
Attention: Virgil Hlus
Facsimile: (604) 687-6314

(b) If to the Employee:

Robert G. Murray
18912 Apian Way, Lutz, Florida 33549

or to such other address as the party to receive notice or request so designates by written notice to the other.

11. INDEPENDENT PARTIES

11.1 Independent Parties. This Agreement is intended solely as an employment services agreement and no partnership, agency, joint venture, distributorship or other form of agreement is intended.

12. AGREEMENT VOLUNTARY AND EQUITABLE

12.1 Agreement Voluntary. Each of the parties acknowledges and declares that such party has obtained all such professional advice (including legal advice) as such party deems appropriate before executing this Agreement and that such party is relying wholly on its own judgment and knowledge and has not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental thereto save as set out herein.

12.2 Agreement Equitable. The parties further acknowledge and declare that they each have carefully considered and understand the provisions contained herein, including, but without limiting the generality of the foregoing, the Employee's rights upon termination and the restrictions on the Employee after termination and agree that the said provisions are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.

13. CONTRACT NON-ASSIGNABLE; ENUREMENT

13.1 Contract Non-Assignable. This Agreement and all other rights, benefits and privileges contained herein may not be assigned by the Employee without consent.

13.2 Enurement. The rights, benefits and privileges contained herein will enure to the benefit of and be binding upon the respective parties hereto, their heirs, executors, administrators and successors and permitted assigns.

14. ENTIRE AGREEMENT

14.1 Entire Agreement. This Agreement represents the entire Agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties.

14.2 Previous Agreements Cancelled. Save and except for the express provisions of this Agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the services of the Employee for the Company are hereby terminated and cancelled and each of the parties hereby releases and further discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such Agreement.

15. WAIVER

15.1 Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of its obligations herein will be deemed or construed to be a consent or waiver to or of any breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act, or to declare either party in default irrespective of how long such failure continues, will not constitute a waiver by such party of its rights herein or of the right to then or subsequently declare a default.

16. SEVERABILITY

Severability. If any provision contained herein is determined to be void or enforceable in whole or in part, it is to that extent deemed omitted. The remaining provisions will not be affected in any way.

17. AMENDMENT

17.1 Amendment. This Agreement will not be amended or otherwise modified except by a written notice of even date herewith or subsequent hereto signed by both parties.

18. HEADINGS

18.1 Headings. The headings of the sections and subsections herein are for convenience only and will not control or affect the meaning or construction of any provisions of this Agreement.

19. GOVERNING LAW

19.1 Governing Law. This Agreement will be construed under and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts such state and all courts competent to hear appeals therefrom and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

20. EXECUTION AND DELIVERY

20.1 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

20.2 Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the effective date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.

Per: /s/ Robert Heller
Authorized Signatory

EXECUTED by ROBERT G. MURRAY in the presence of: /s/ Trevor McConnell Signature 4636 - 220th Street, Langley, BC Address Accountant Occupation	) ) ) ) ) ) ) ) )	/s/ Robert G. Murray ROBERT G. MURRAY

SCHEDULE "A"

The Employee shall have the title of Chief Marketing Officer and will report to the Chief Executive Officer of the Company.

The Employee's duties shall include, without limitation, the following:

1. primary responsibility for the development and execution of marketing and sales strategies for the Company's products, focusing initially on North America and then globally; and

2. all other duties and responsibilities that are usually and customarily performed by a Chief Marketing Officer.

SCHEDULE "B"

NON-DISCLOSURE PROVISIONS

1. CONFIDENTIAL INFORMATION AND MATERIALS

(a) "Confidential Information" will mean, for the purposes of this Agreement, non-public information which the Company designates as being confidential or which, under the circumstances surrounding disclosure ought reasonably to be treated as confidential. Confidential Information includes, without limitation, information, whether written, oral or communicated by any other means, relating to the Company's released or unreleased software or hardware products, the marketing or promotion of any product of the Company, the Company's business policies or practices, and information received from others which the Company is obliged to treat as confidential. Confidential Information disclosed to the Employee by any subsidiary and/or agents of the Company is covered by this Agreement.

(b) Confidential Information will not include that information defined as Confidential Information hereinabove which the Employee can exclusively establish:

(i) is or subsequently becomes publicly available without breach of any obligation of confidentiality owed by the Company;

(ii) became known to the Employee prior to disclosure by the Company to the Employee;

(iii) became known to the Employee from a source other than the Company other than by the breach of any obligations of confidentiality owed to the Company; or

(iv) is independently developed by the Employee.

(c) Confidential Materials will include all tangible materials containing Confidential Information, including, without limitation, written or printed documents and computer disks or tapes, whether machine or user readable.

2. RESTRICTIONS

(a) The Employee will not disclose any Confidential Information to third parties for a period of one (1) year following the termination of this Agreement, except as provided herein. However, the Employee may disclose Confidential Information during bona fide execution of the Duties or in accordance with judicial or other governmental order, provided that the Employee will give reasonable notice to the Company prior to such disclosure and will comply with any applicable protective order or equivalent.

(b) The Employee will take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information, as defined hereinabove.

(c) Confidential Information and Materials may be disclosed, reproduced, summarized or distributed only in pursuance of the business relationship of the Employee with the Company, and only as provided hereunder. The Employee agrees to segregate all such Confidential Materials from the materials of others in order to prevent co-mingling.

3. RIGHTS AND REMEDIES

(a) The Employee will notify the Company immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Materials, or any other breach of this Agreement by the Employee, and will co-operate with the Company in every reasonable manner to aid the Company to regain possession of said Confidential Information or Materials and prevent all such further unauthorized use.

(b) The Employee will return all originals, copies, reproductions and summaries of or relating to the Confidential Information at the request of the Company or, at the option of the Company, certify destruction of the same.

(c) The parties hereto recognize that a breach by the Employee of any of the provisions contained herein would result in damages to the Company and that the Company could not be compensated adequately for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4. MISCELLANEOUS

(a) All Confidential Information and Materials are and will remain the property of the Company. By disclosing information to the Employee, the Company does not grant any express or implied right to the Employee to or under any and all patents, copyrights, trademarks, or trade secret information belonging to the Company.

(b) All obligations created herein will survive change or termination of any and all business relationships between the parties.

(c) The Company may from time to time request suggestions, feedback or other information from the Employee on Confidential Information or on released or unreleased software belonging to the Company. Any suggestions, feedback or other disclosures made by the Employee are and will be entirely voluntary on the party of said Employee and will not create any obligations on the part of the Company or a confidential agreement between the Employee and the Company. Instead, the Company will be free to disclose and use any suggestions, feedback or other information from the Employee as the Company sees fit, entirely without obligation of any kind whatsoever to the Employee.